EXHIBIT 10.1
AMENDMENT NO. 3
TO
TENNECO INC. VALUE ADDED (“TAVA”)
INCENTIVE COMPENSATION PLAN
WHEREAS, Tenneco Inc. (the “Company”) has established the Tenneco Inc. Value Added (“TAVA”) Incentive Compensation Plan (as heretofore amended and restated and further amended, the “Plan”); and
WHEREAS, the Compensation/Nominating/Governance Committee of the Company’s Board of Directors has determined that it is advisable to amend the Plan on the terms set forth herein.
NOW, THEREFORE, by virtue and in exercise of the power reserved to the Company and to the Compensation/Nominating/Governance Committee of the Company’s Board of Directors by Section 8 of the Plan and pursuant to the authority delegated to the undersigned officer of the Company, the Plan be and is amended in the following particulars:

1.	Effective immediately upon execution of this Amendment, by substituting the following for subsection 5(d) of the Plan:
“(d)    Bonus Reserve Account. No credits have been made to Participants’ Bonus Reserve Accounts under the Plan for Plan Years beginning after December 31, 2005; provided, however, that such Bonus Reserve Accounts have been adjusted in accordance with the terms of the Plan as in effect from time to time. The balance in a Participant’s Bonus Reserve Account, determined after any distributions therefrom for the 2018 Plan Year in accordance with the terms of the Plan, as adjusted in accordance with the terms of the Plan as in effect from time to time or as otherwise specified by the Committee, shall be paid to the Participant in a lump sum as of March 15, 2024 (the ‘Bonus Payment Date’) or, if earlier, upon the Participant’s termination of employment to the extent provided in Section 6. Notwithstanding the foregoing, (i) in the case of any Participant who is not a United States taxpayer, the balance in the Participant’s Bonus Reserve Account will be paid to the Participant in a lump sum in November, 2017 and (ii) in the case of any Participant whose Bonus Reserve Account balance, when aggregated with all amounts deferred under plans that would be treated as a single plan with the Bonus Reserve Account for purposes of Code Section 409A (the ‘409A Aggregated Plans’), does not exceed $18,000, the balance of the Participant’s Bonus Reserve Account (together with any amounts deferred under any 409A Aggregated Plans), shall, if provided by the Company on or before October 31, 2017,be paid to the Participant in a lump sum in November, 2017. Distributions pursuant to the preceding sentence shall be made in accordance with Treas. Reg. § 1.409A-3(j)(v).”

2.	With respect to payments under the Plan for periods after calendar year 2018, by substituting the following for subsection 6(a) of the Plan:
“(a)    Determination of Bonus Amount. At or as soon as practicable after the end of each Plan Year, the Company shall pay each Participant a ‘Bonus Amount’ equal to the sum of: (i) the Participant’s TAVA Bonus, if positive (the ‘TAVA Bonus Amount’), and (ii) the Participant’s approved

Discretionary Bonus for that Plan Year. The Bonus Amount shall be paid by the Company within forty-five (45) days following the Committee’s determination of the TAVA Bonus Factor and Discretionary Bonuses but no later than 2-1/2 months following the last day of the Plan Year (provided, however, that no payment shall be required to be made to a Participant who is subject to a PIP for any period during which the Participant is subject to a PIP). The Bonus Amount determined under this subsection (a) shall not be earned by the Participant until such time as the date on which it is paid.”

3.	Effective for calendar years beginning on or after January 1, 2018, by substituting the following for subsection 6(f) of the Plan:
“(f)    Ineligibility. If an employee’s participation in the Plan is terminated for reasons other than set forth in subsections (b) through (d), whether due to changes in the Participant’s employment status with the Company or a Subsidiary, or due to employment with an affiliate of the Company that is not a Subsidiary, (i) the amount of his or her TAVA Bonus shall be determined and paid in accordance with subsection (b) of this Section, whereby the Termination Year shall be the Plan Year in which participation in the Plan terminates and the numerator of the Completion Multiple shall equal the total number of payroll periods during the Termination Year in which the employee was a Participant in the Plan (rounded to the nearest payroll date) and (ii) the Participant shall be credited as of the end of the Termination Year with a Discretionary Bonus determined in accordance with subsection 5(c) of the Plan, multiplied by the applicable Completion Multiple. The Participant’s Bonus Reserve Account shall become fully earned upon the employee’s termination of participation pursuant to this subsection (f) and shall be paid in accordance with subsection 5(d). Amounts due under this subsection (f) (other than the Bonus Reserve Account) shall be paid by the Company to the former Participant in one lump sum within the time frame set forth in subsection (a) above and, except as provided in this subsection 9(f) or subsection 5(d), the Participant shall have no rights or interests in the Plan after such termination of participation.”

4.	Effective immediately upon execution of this Amendment, by deleting subsection 7(g) of the Plan.

5.	Effective immediately upon execution of this Amendment, by substituting the following for the last sentence of Section 8 of the Plan.
“In the event of termination of the Plan, any amounts payable hereunder that are subject to Code Section 409A shall be transferred to a successor plan or other arrangement unless payment of such amounts in connection with the termination are permitted under Code Section 409A.”

6.	Effective immediately upon the execution of this Amendment, by substituting the following for subsection 9(a) of the Plan:
“(a)    Time and Form of Payment. Notwithstanding any other provision of the Plan to the contrary, if any payment or benefit hereunder is subject to Code Section 409A, and if such payment or benefit is to be paid or provided on account of the Participant’s termination of employment (or other separation from service) and if the Participant is a specified employee (within the meaning of Code Section 409A(a)(2)(B)) such payment or benefit shall be delayed until the first day of the seventh month following the Participant’s termination of employment (or separation from service). The determination as to whether a Participant has had a termination of employment (or separation from service) shall be made in accordance with the provisions of Code Section 409A and the guidance issued thereunder without application of any alternative levels of reductions of bona fide services permitted thereunder.”

IN WITNESS WHEREOF, the Company has caused this amendment to be executed by its duly authorized officer as of this 26th day of October, 2017.
TENNECO INC.

By: /s/	Gregg A. Bolt
Name:	Gregg A. Bolt
Title:	Senior Vice President Global Human Resources and Administration